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                                                                   Exhibit 99.1

Monday, October 1, 2001

CIRRUS ANNOUNCES FISCAL Q2 REVENUES, EPS IN LINE WITH GUIDANCE; CORE ANALOG AND INTERNET BUSINESSES TO GROW SLIGHTLY IN Q3 HEADCOUNT REDUCTION OF 30 PERCENT PLANNED

AUSTIN, TEXAS - October 1, 2001 - Cirrus Logic Inc. (Nasdaq: CRUS), the premier supplier of high-performance analog and DSP chip solutions for digital entertainment, today said its revenue for the second fiscal quarter, ended September 30, was at the low end of its previously announced $75 million to $85 million range, which includes the planned $9 million from its hard-disk drive business. Its pro forma loss per share was at the high end of the $0.15 to $0.20 range previously given. Revenue increased about 10 percent sequentially in the core analog and Internet businesses, as previously forecast. The company's gross margins were up significantly from 32 percent in the June quarter, but lower than guidance of 44 to 46 percent. Operating expenses declined significantly from the June quarter.

OUTLOOK

The company believes its core Analog and Internet businesses will grow slightly in the December quarter. This expectation excludes revenues anticipated from the pending acquisitions of ShareWave, LuxSonor and Stream Machine.

COST REDUCTION

Based on current market outlook, the company will be reducing its worldwide workforce by approximately 300 employees or about 30 percent in the December quarter. It anticipates annualized savings of approximately $15 million to $20 million from this action. It will take a one-time cash charge of $4 million to $5 million in the December quarter, plus a non-cash restructuring charge of approximately $15 million.

"Now that we have exited the hard-disk drive business, we are continuing to lower expenses to match revenue projections, and to drive toward our long-term 20 percent operating profit model," said David D. French, president and chief executive officer. "We have focused on digital entertainment, the market which I believe will lead the semiconductor industry to its next growth cycle. Our products are designed for the high-growth entertainment electronics businesses. In these applications, our technologies will provide an increasing percentage of the system value, allowing the opportunity for increased market share and profitability."

The company plans to announce its financial results for the second quarter of fiscal 2002 after the market closes on Oct. 24, 2001. Cirrus Logic will host a conference call to discuss its quarterly results beginning at 4 p.m. Central Time. Interested investors should call 712-271-3858, passcode "Cirrus Logic" at that time to listen to the call. A Webcast will also be provided at www.cirrus.com.

ABOUT CIRRUS LOGIC

Cirrus Logic is the premier supplier of high-performance analog and DSP chip solutions for consumer entertainment electronics that allow people to see, hear,

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connect, and enjoy digital entertainment. Building on its global market share leadership in audio integrated circuits and its rich mixed-signal patent portfolio, the company targets mainstream audio, video and Internet entertainment applications in the consumer entertainment market. Cirrus Logic operates from headquarters in Austin, Texas and major sites located in Fremont and El Dorado Hills, Calif., Broomfield and Boulder, Colorado, as well as offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the Company's ability to realize the savings anticipated from its planned reduction in headcount; the ability of the Company to close the pending acquisitions of ShareWave, LuxSonor Semiconductors and Stream Machine Company; the ability of the Company to successfully integrate these acquisitions into its operations and to realize the anticipated synergies; overall conditions in the semiconductor market; the rate of consumer electronics market adoption of new products; customer cancellations of orders, or the failure to place orders consistent with forecasts; hardware or software deficiencies; delays in customer qualification of key new products; final determination of appropriate inventory write-downs based on the outlook at the end of the quarter; actual operational spending; and the risk factors listed in the company's Form 10-K for the year ended March 31, 2001, and in other filings with the Securities and Exchange Commission. The foregoing information concerning Cirrus Logic's business outlook represents our outlook as of the date of this news release, and Cirrus Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic(R) is a registered trademark of Cirrus Logic, Inc.

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MEDIA CONTACTS:

Stan Victor
Cirrus Logic, Inc.
512.912.3643
svictor@crystal.cirrus.com

Mary McGowan
Stapleton Communications Inc.
(650) 470-0200
mary@stapleton.com